Exhibit 4.1

SUBORDINATED

NOTE PURCHASE AGREEMENT

between

USB Capital Resources, Inc.

and

Sterling Bank

Dated as of June 30, 2008

(1) Sterling Bank

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(continued)

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(continued)

		Page
9.15.	Choice of Law	28

9.16.	Forum; Agent; Venue	28

9.17.	No Third Party Beneficiary	28

9.18.	Legal Tender of United States	28

9.19.	Captions; Counterparts	28

9.20.	Knowledge; Discretion	28

9.21.	Lender Investment Representations	28

9.22.	Confidentiality	29

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(continued)

EXHIBITS

EXHIBIT A	Form of Subordinated Note
EXHIBIT B	Form of Opinion of Borrower’s Counsel
EXHIBIT C	Form of Quarterly Compliance Certificate

-iv-

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of June 30, 2008 and is made by and between STERLING BANK, a Texas bank (“Borrower”), and USB CAPITAL RESOURCES, INC., a Delaware corporation (“Lender”).

R E C I T A L S:

Borrower is a Texas bank and indirect wholly-owned subsidiary of Sterling Bancshares, Inc. (“Parent”).

Borrower has requested that Lender purchase from Borrower $25,000,000 in subordinated debt (the “Subordinated Debt”) that qualifies as Tier 2 capital under applicable rules and regulations. The Subordinated Debt may be referred to in this Agreement as the “Facility.”

Lender is willing to purchase from Borrower a subordinated note in an aggregate principal amount of $25,000,000 in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Note. The Subordinated Debt is intended to qualify as Tier 2 capital under applicable rules and regulations promulgated by applicable Governmental Agencies.

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. DEFINITIONS.

1.1. Defined Terms. The following capitalized terms generally used in this Agreement and in the other Transaction Documents have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Assignee Lender” has the meaning ascribed to such term in Section 9.2.

“Borrower” has the meaning ascribed to such term in the preamble hereto and shall include any successor to Sterling Bank or such other Person that shall assume the obligations of the borrower under the Transaction Documents.

“Borrower 2007 Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower’s Accountant” means such nationally recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Business Day” means any day other than a Saturday, Sunday or any other day on which Borrower is permitted or required by any applicable law or executive order to close.

“Closing” means the meaning ascribed to such term in Section 2.5.

“Closing Date” means June 30, 2008.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Disclosure Schedule” means, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (m), (c) and (o) of the Code.

“Event of Default” has the meaning ascribed to such term in Section 8.1.1.

“Facility” has the meaning ascribed to such term in the recital hereto.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Borrower or Parent, as applicable.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws.

“Hazardous Materials Claims” has the meaning ascribed to such term in Section 4.7.7.

“Hazardous Materials Laws” mean any applicable laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property as and when in effect prior to the Maturity Date, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary; (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; (c) all guaranties and similar contingent liabilities with respect to obligations of others; and (d) all other obligations (including, without limitation, letters of credit) evidencing obligations to others; provided, however, Indebtedness shall not include (i) deposits or other indebtedness created, incurred or maintained in the ordinary course of Borrower’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Borrower’s depository institution and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations or (ii) indebtedness created, incurred or maintained that is expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Facility.

“Instructions” means disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Subordinated Debt should be disbursed at Closing.

“Interest Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2008, during the term of this Indenture.

“Interest Payment Period” means the period from and including an Interest Payment Date, or in the case of the first Interest Payment Period, the original date of issuance of the Subordinated Note, to, but excluding, the next succeeding Interest Payment Date or, in the case of the last Interest Payment Period, a redemption date or the Maturity Date, as the case may be.

“Interest Rate” means, with respect to any Interest Payment Period, a per annum rate of interest, equal to LIBOR, as determined on the LIBOR Determination Date for such Interest Payment Date, plus 2.5%; provided, however, that the Interest Rate for any Interest Payment Period may not exceed the highest rate permitted by Texas law, as the same may be modified by United States law of general applicability.

“Interim Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lender” has the meaning ascribed to such term in the preamble hereto.

“LIBOR” means the London Interbank Offered Rate for U.S. Dollar deposits in Europe as determined by the Lender according to Section 2.6.

“LIBOR Banking Day” has the meaning set forth in Section 2.6.1.

“LIBOR Determination Date” has the meaning set forth in Section 2.6.1.

“Material Adverse Effect” has the meaning set forth in Section 4.8.4.

“Maturity Date” means September 15, 2018.

“Parent” has the meaning ascribed to such term in the recitals hereto.

“Pension Plan” means a “pension benefit plan” within the meaning of Section 3(2)(A) of ERISA.

“Permitted Encumbrances” has the meaning ascribed to such term in Section 4.5.1.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by Borrower or any Subsidiary.

“RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Subordinated Debt” has the meaning ascribed to such term in the recitals hereto.

“Subordinated Debt Amount” means $25,000,000.

“Subordinated Note” means a subordinated note in the form attached as Exhibit A hereto in the principal amount of the Subordinated Debt Amount, as amended, restated, supplemented or modified from time to time and each debenture delivered in substitution or exchange for such subordinated note.

“Subsidiary” means any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by Borrower.

“Surviving Entity” has the meaning ascribed to such term in Section 5.2.1.

“Tier 2 Capital” has the definition provided in, and shall be determined in accordance with applicable rules and regulations.

“Transaction Documents” means this Agreement and those other documents and instruments (including, without limitation, all agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Facility) entered into or delivered in connection with or relating to the Facility, including any other documents listed on the schedule of closing documents prepared in connection with the Closing.

“UCC” shall mean the Texas Business and Commerce Code, as amended or recodified.

“Unmatured Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.

“U.S. Bank” means U.S. Bank National Association and any successor thereto.

1.2. Certain UCC and Accounting Terms; Interpretations. Except as otherwise defined in this Agreement or the other Transaction Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Milwaukee, Wisconsin time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to the Transaction Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3. Exhibits and Schedules Incorporated. All Exhibits and Schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2. SUBORDINATED DEBT.

2.1. General Matters.

2.1.1. Certain Terms. Lender agrees to extend the Subordinated Debt to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Note and the other Transaction Documents. The principal amount of the Subordinated Debt shall be borrowed in accordance with Section 3.1. The Subordinated Debt shall bear interest per annum at a rate equal to LIBOR plus 2.5%, reset quarterly as set forth herein. Subject to the applicable approvals of regulatory authorities having jurisdiction over Borrower, the unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Subordinated Note or this Agreement.

2.1.2. Subordination. The Subordinated Note shall be subordinated in accordance with the subordination provisions set forth therein.

2.2. The Subordinated Note. The Facility shall be evidenced by the Subordinated Note.

2.3. Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Subordinated Note shall be repaid in full subject to applicable approvals of regulatory authorities having jurisdiction over Borrower. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Facility past its Maturity Date, unless Borrower and Lender hereafter specifically otherwise agree in writing.

2.4. Unsecured Facility. The obligations of Borrower to Lender under the Subordinated Note shall be unsecured.

2.5. The Closing. The execution and delivery of the Transaction Documents (the “Closing”) will occur at the offices of DLA Piper US LLP, counsel to Lender, at 1221 S. MoPac Expressway, Suite 400, Austin, Texas at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.6. Interest Rate Matters. Borrower agrees that matters concerning the election, payment, application, accrual and computation of interest and interest rates shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

2.6.1. Applicable Interest Rate. The Facility shall bear interest for each respective Interest Payment Period at 3-month LIBOR plus 2.5%. LIBOR, for each Interest Payment Period, shall be calculated as follows:

2.6.1.1. On the second Business Day (provided, that on such day commercial banks are open for business (including dealings in foreign currency deposits) in London (a “LIBOR Banking Day”), and otherwise the next preceding Business Day that is also a LIBOR Banking Day) prior to March 15, June 15, September 15 and December 15 (or, with respect to the first Interest Payment Period, on June 26, 2008) (each such day, a “LIBOR Determination Date” for the following Interest Payment Period), the Lender shall obtain the rate for three-month U.S. Dollar deposits in Europe, which appears on Reuters Screen LIBOR 01 Page (as defined in the International Swaps and Derivatives Association, Inc. 2000 Interest Rate and Currency Exchange Definitions) or such other page as may replace such page, as of 11:00 a.m. (London time) on such LIBOR Determination Date, as reported by Bloomberg Financial Markets Commodities News or any successor service (“Reuters Service”), and the rate so obtained shall be LIBOR for such Interest Payment Period. If such rate is superseded on Reuters Service by a corrected rate before 12:00 noon (London time) on the same LIBOR Determination Date, the corrected rate as so substituted will be LIBOR for that Interest Payment Period.

2.6.1.2. If, on any LIBOR Determination Date, such rate does not appear on Reuters Service, the Lender shall determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to leading banks in the London Interbank market for three-month U.S. Dollar deposits in Europe (in an amount determined by the Lender) by reference to requests for quotations as of approximately 11:00 a.m. (London time) on the LIBOR Determination Date made by the Lender to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such a quotation, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that at least two leading banks in the City of New York (as selected by the Lender) are quoting on the relevant LIBOR Determination Date for three-month U.S. Dollar deposits in Europe at approximately 11:00 a.m. (London time) (in an amount determined by the Lender). As used herein, “Reference Banks” means four major banks in the London Interbank market selected by the Lender.

2.6.1.3. If the Lender is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR for the applicable Interest Payment Period shall be LIBOR in effect for the immediately preceding Interest Payment Period.

2.6.2. All percentages resulting from any calculations on the Facility will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

2.6.3. Interest Payments. The Facility will bear interest at the then applicable Interest Rate from and including each Interest Payment Date or, in the case of the first Interest Payment Period, the original date of issuance of the Facility to, but excluding, the next succeeding Interest Payment Date or, in the case of the last Interest Payment Period, the Maturity Date or earlier redemption date, as applicable, on the principal thereof, on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest, payable on each Interest Payment Date at the rates and under the circumstances set forth herein. The initial Interest Payment Date shall be September 15, 2008.

2.6.4. Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Facility. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Subordinated Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).

2.7. Certain Provisions Respecting Lender and Subordinated Debt.

2.7.1. Changes; Legal Restrictions. In the event the adoption of or any change in any law, treaty, rule, regulation, guideline or the interpretation or application thereof by a Governmental Agency (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) subjects Lender to any tax (other than income taxes or franchise taxes not specifically based on loan transactions), duty or other charge of any kind with respect to any amount due the Lender hereunder or changes the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable in connection with the Facility and the result is to increase the cost to Lender of maintaining the Facility or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, as applicable, upon demand, such amount or amounts as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received.

2.7.2. Reserved.

2.7.3. Notice of Changes or Increased Costs. Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in Section 2.7.1, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein.

2.7.4. No Limitations on Senior Debt. Neither this Agreement nor the Subordinated Note contains any limitation on the amount of debt, deposits or other obligations that rank senior to the Subordinated Note that may be hereafter incurred or assumed by Borrower.

2.7.5. Restrictions on Payment of Principal and Interest. Notwithstanding any other provisions of the Subordinated Note, Borrower shall not make any payment of (i) any interest on the Subordinated Note while it remains in default in the payment of any assessment due to the FDIC if and to the extent it would be prohibited from doing so by 12 U.S.C. Section 1828(b), (ii) any interest due or principal repayable without the prior written approval of the Texas Department of Banking or the Commissioner thereof, when Borrower is in a “hazardous condition or is insolvent” (as defined in Section 31.002(a) of the Texas Banking Act, or any successor provision) or which would cause Borrower to be in a “hazardous condition or insolvent,” as determined in all cases by the Banking Commissioner of Texas, or (iii) any principal or interest without the approval of the FDIC, beginning 60 days after Borrower becomes “critically undercapitalized,” as that term is defined in 12 U.S.C. Section 1831o(b)(1)(E) and the rules and regulations promulgated thereto.

2.7.6. Restrictions on Offset. Any depository institution, as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813(c)), to which this Subordinated Note is issued shall be deemed to have agreed by acquiring this Subordinated Note that any rights of such institution to offset all or any portion of the indebtedness represented by this Subordinated Note against any indebtedness or other obligations of such institution to Borrower under applicable law are hereby waived by such institution.

2.8. Payments. Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

2.8.1. Prepayment. Upon any Interest Payment Date on or after September 15, 2013, Borrower may, upon at least one Business Day’s notice to the Lender, prepay without penalty, all or a portion of the principal amount outstanding under the Subordinated Debt in a minimum aggregate amount of $1,000,000 or any larger integral multiple of $100,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment. In case the Subordinated Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the date fixed for redemption, upon surrender of such Subordinated Note, a new Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued. Borrower acknowledges that it may be required under current regulations to obtain prior approval before making any repayment of the principal amount of the Subordinated Debt (including payment at maturity, or pursuant to an acceleration clause or redemption prior to maturity). Borrower further acknowledges that Lender shall have no responsibility to verify whether Borrower has obtained requisite approvals for any such repayment.

2.8.2. Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Central time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

2.8.3. Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.8.4. Application of Payments. All payments received by Lender from or on behalf of Borrower shall be applied first to amounts due to Lender to reimburse Lender’s costs and expenses, including those pursuant to Section 5.5 or Section 8.5, second to accrued interest under the Subordinated Note, and third to principal amounts outstanding under the Subordinated Note; provided, however, subject to Section 8.1.2 of this Agreement, that after the date on which the final payment of principal with respect to the Facility is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender.

3. DISBURSEMENT.

3.1. Disbursement. At such time as all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance satisfactory to Lender, in its sole and absolute discretion, Lender shall disburse to Borrower on the Closing Date an amount under the Subordinated Note equal to $25,000,000 (the “Disbursement”), which such documents shall be delivered to Lender at least one Business Day prior to the Closing Date.

3.2. Conditions Precedent to Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:

3.2.1. Opinion. An opinion of counsel of Borrower in substantially the form attached as Exhibit B hereto and otherwise satisfactory to Lender, dated as of the Closing Date.

3.2.2. Transaction Documents. The Transaction Documents, including, without limitation, the Subordinated Note.

3.2.3. Authority Documents.

3.2.3.1. A copy, certified by the appropriate secretary of state or Governmental Agency, of the charter of Borrower;

3.2.3.2. A good standing certificate of Borrower issued by the appropriate secretary of state or Governmental Agency;

3.2.3.3. A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the Bylaws of Borrower;

3.2.3.4. A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Subordinated Note and the other Transaction Documents; and

3.2.3.5. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Subordinated Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.4. Regulatory Consents. Copies certified by the Secretary or an Assistant Secretary of Borrower of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to the transactions contemplated in the Transaction Documents and any other transactions between Lender and Borrower.

3.2.5. Certain Costs of Lender. Payment of certain costs and expenses incurred by Lender to date in connection with the transactions contemplated herein that Borrower is obligated to pay pursuant to Section 5.5, including, without limitation, fees and expenses of Lender’s attorneys.

3.2.6. Other Requirements. Such other additional information regarding Borrower, any Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may require in its sole discretion.

3.2.7. Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as Lender may reasonably request.

4. GENERAL REPRESENTATIONS AND WARRANTIES. Borrower hereby covenants, represents and warrants to Lender as follows:

4.1. Organization and Authority.

4.1.1. Organization Matters. Borrower is validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. The deposit accounts of Borrower are insured by the FDIC. Borrower has not received any notice or other information indicating that Borrower is not an “insured depository institution” as defined in 12 U.S.C. 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Borrower as an FDIC-insured institution. Borrower and its Subsidiaries have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a material adverse effect on the financial condition, business or operations of Borrower or any Subsidiary, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary, as the case may be.

4.1.2. Capital Stock and Related Matters. All of the outstanding capital stock of Borrower is owned beneficially and of record by Sterling Bancorporation, LLC, the sole member of which is Parent and has been duly authorized, legally and validly issued, fully paid and nonassessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Borrower or obligating Borrower to grant, extend or enter into any such agreement or commitment.

4.1.3. Subsidiaries. Each of Borrower’s Subsidiaries is validly existing and in good standing under the laws of its jurisdiction or organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possess all licenses necessary, to conduct its business and own its properties.

4.2. No Impediment to Transactions.

4.2.1. Transaction is Legal and Authorized. The borrowing of the principal amount of the Facility, the execution of this Agreement and the other Transaction Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate and other powers of Borrower. This Agreement and the other Transaction Documents to which Borrower is a party have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

4.2.2. No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) violate, conflict with or result in a material breach of, or constitute a material default under: (i) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, charter, bylaw or any other agreement or instrument to which Borrower or any Subsidiary is now a party or by which any of them or any of their properties may be bound or affected; (ii) subject to any applicable approvals by regulatory authorities having jurisdiction over Borrower, by any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any Subsidiary. None of Borrower or any Subsidiary is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or their respective properties may be bound or affected.

4.2.3. Governmental Consent. Other than approvals of the Texas Department of Banking under Sec. 32.104 of the Texas Finance Code and the FDIC under U.S.C. 1828(i) and the regulations promulgated thereto, and which shall have been obtained prior to the Closing Date, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower that have not been obtained, and no registrations or declarations are required to be filed by Borrower in connection with, or, contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Documents that have not been filed.

4.3. Possession of Licenses and Permits. Each of Borrower and the Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect; each of the Borrower and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither Borrower nor any Subsidiary of Borrower has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, in the reasonable judgment of Borrower, is likely to result in a Material Adverse Effect.

4.4. Financial Condition.

4.4.1. Borrower Financial Statements. Borrower has delivered to Lender copies of regulatory financial statements on the appropriate regulatory form filed by Borrower (the “Borrower 2007 Financial Statements”) for the 12 months ended December 31, 2007. The Borrower 2007 Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and its assets and liabilities and the results of its operations as at, and for the period ending at, such date. In addition, Borrower has delivered to Lender copies of its regulatory financial statements filed by Borrower for the period ending March 31, 2008 (“Interim Financial Statements” and together with the Borrower 2007 Financial Statements, the “Borrower Financial Statements”). The Interim Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and its assets and liabilities and the results of its operations as of, and for the period ending at, such date, subject in the case of interim financial statements, to customary year end adjustments. The Borrower Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with applicable banking regulations, rules and guidelines, respectively. Borrower does not have any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Borrower Financial Statements.

4.4.2. Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any indebtedness of Borrower for borrowed money. Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect Borrower’s properties, financial condition or business operations.

4.4.3. Loans. To Borrower’s knowledge, each loan having an outstanding balance of more than $10,000,000 and reflected as an asset of Borrower in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms; provided, however that no representation or warranty is made as to the collectibility of any loan. To Borrower’s knowledge, (a) no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and (b) no loan having an unpaid balance (principal and accrued interest) in excess of $10,000,000 is subject to any defense, offset or counterclaim.

4.4.4. Allowance for Loan Losses. The allowance for loan losses shown in the Borrower Financial Statements has been established in a manner consistent with past practices and in accordance with applicable regulatory guidelines and, to the best of Borrower’s knowledge, is adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports.

4.4.5. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Subsidiary.

4.4.6. Disclosure and Internal Controls. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) that (a) are designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the 1934 Act Reports are being prepared, (b) have been evaluated for effectiveness as of a date within 90 days prior to the filing of Parent’s most recent annual report filed with the Securities and Exchange Commission (the “Commission”), and (c) are effective to perform the functions for which they were established.

Parent has established and maintains adequate internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the 1934 Act) and such internal controls over financial reporting have not been changed during Parent’s last fiscal quarter in any way that materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent has not identified or been advised of (A) any significant deficiencies (as defined in Auditing Standard No. 2, paragraph 9, promulgated by the Public Company Accounting Oversight Board) in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize, and report financial data, or (B) any fraud, whether or not material, that involves management or other employees who have a role in Parent’s internal controls; any material weaknesses in internal controls have been identified for the Accountants; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

4.4.7. Parent Financial Records. The documents of Parent filed with the Commission in accordance with the Securities Exchange Act of 1934, as amended (the “1934 Act”), from and including the commencement of the fiscal year covered by Parent’s most recent Annual Report on Form 10-K (the “1934 Act Reports”), including the consolidated historical financial statements of Parent together with the related schedules and notes thereto (collectively, the “Parent Financial Statements”, and together with the Borrower Financial Statements, the “Financial Statements”), at the time they were or hereafter are filed by Parent with the Commission, present fairly in all material respects the respective consolidated financial position of Parent and its consolidated subsidiaries at the respective dates indicated and the consolidated statements of income, changes in stockholders’ equity and cash flows of Parent and its consolidated subsidiaries for the respective periods specified; the Parent Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as disclosed in the notes to the Parent Financial Statements; the supporting schedules, if any, included in the 1934 Act Reports present fairly, in all material respects, the information required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and other than such instruments, agreements, contracts and other documents as are described as exhibits to the 1934 Reports, there are no instruments, agreements, contracts or documents of a character described in Item 601 of Regulation S-K promulgated by the Commission to which Borrower or any of its subsidiaries is a party and which are required to be so described or filed; any pro forma financial statements and notes thereto and any other financial information included in the 1934 Act Reports that were not prepared and presented in accordance with GAAP have been prepared in accordance with the Commission’s rules and guidelines with respect to the same and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and, with respect to any pro forma financial statements, the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The accountants of Parent who certified the 1934 Act Reports and the accountants of Borrower who reviewed the Borrower Financial Statements are independent public accountants of Parent and Borrower and their respective subsidiaries (collectively, the “Accountants”) within the meaning of the Securities Act of 1933, as amended (“1933 Act”).

4.5. Title to Properties.

4.5.1. Owned Property. Borrower and the Subsidiaries have, respectively, good and marketable fee title to all the Properties, and good and indefeasible title to all other property and assets reflected in the Borrower Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower, (b) property or other assets leased by Borrower or the Subsidiaries, and (c) property and assets sold or otherwise disposed of in the ordinary course of the Borrower’s business subsequent to the date of the Borrower Financial Statements. Except for Properties and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower and property or other assets leased by Borrower or any Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and any Subsidiary are free from any liens, encumbrances or defects in title, except for the following which shall be referred to collectively as “Permitted Encumbrances”: (a) any liens granted previously by Borrower to Lender and (b) liens or other third-party interests incurred, created or maintained in the ordinary course of Borrower’s banking business and consistent with customary banking practices (including pledges of loans and investment securities).

4.5.2. Leased Property. For assets or property leased by Borrower or any Subsidiary, Borrower and each such Subsidiary enjoy peaceful and undisturbed possession under all of the Leases under which they are operating, all of which permit the customary operations of Borrower and any Subsidiary, as applicable. None of such leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default under any thereof.

4.6. No Material Adverse Change. Since March 31, 2008, neither the business, operations, properties nor assets of Borrower or any Subsidiary have been materially and adversely affected in any way, as the result of any act or event, including, without limitation, fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workmen or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof. Since March 31, 2008, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of Borrower or any Subsidiary other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.

4.7. Legal Matters.

4.7.1. Compliance with Law. Borrower and the Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not materially and adversely affect the financial condition, business or operations of Borrower or any Subsidiary.

4.7.2. Taxes. Borrower and each Subsidiary have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith or as to which adequate reserves have been provided. Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower or any Subsidiary. To the best of Borrower’s knowledge, Borrower and each Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

4.7.3. Regulatory Enforcement Actions. None of Borrower, any Subsidiary or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.

4.7.4. Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the best of Borrower’s knowledge, threatened or proposed, against Borrower or any Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of any of Borrower or any Subsidiary; and none of Borrower or any Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of Borrower or any Subsidiary.

4.7.5. RICO. There are no suits, actions or proceedings pending or threatened against Borrower or any Subsidiary, or any officer or director thereof, under a RICO Related Law.

4.7.6. ERISA. All Employee Benefit Plans (as defined in Section 3(3) of ERISA) established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements of the Code (including qualification and non-discrimination requirements to the extent applicable). Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code. Neither Borrower nor any ERISA Affiliate has failed to make on a timely basis any contributions or to pay on a timely basis any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law. No “prohibited transaction” (unless there exists an applicable administrative or statutory exemption) or a “reportable event” that would require the plan administrator to notify the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4043 has occurred and is continuing as to any Pension Plan and no excise taxes have been incurred or security is required with respect to any Pension Plan. No Pension Plan has, or as of the Closing Date will have, any material unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any ERISA Affiliate could be liable to any Person under Title IV of ERISA if any such plan were terminated. All Pension Plans meet the minimum funding requirements of Section 412 of the Code (if applicable). There would be no obligations under Title IV of ERISA relating to any Pension Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan. Except as required by Section 4980B of the Code or applicable state insurance laws, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or former employee’s spouse or beneficiary, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.

4.7.7. Environmental. No Property is or, to the best of Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials for which Borrower would be subject to penalties or responsibility for clean up under Hazardous Materials Laws which in either case would have a Material Adverse Effect. Each owned Property, and Borrower and each Subsidiary, are in material compliance with all Hazardous Materials Laws. There are no claims or actions (“Hazardous Materials Claims”) pending or, to the best of Borrower’s knowledge, threatened, nor have there been any such material claims or actions in the past five (5) years, against Borrower or any Subsidiary by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.7.8. Brokerage Commissions. Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.7.9. Anti-Money Laundering. Borrower and its Subsidiaries are in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, and the rules and regulations thereunder. Borrower and its Subsidiaries have established compliance programs to ensure compliance with the requirements of the USA PATRIOT Act and all applicable regulations promulgated thereunder. Borrower and its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act and all applicable regulations promulgated thereunder, and there is no charge, investigation, action, suit or proceeding before any court, regulatory authority or governmental agency or body pending or, to the best knowledge of Borrower and its Subsidiaries, threatened regarding the compliance by Borrower and its Subsidiaries with the USA PATRIOT Act or any regulations promulgated thereunder, except as disclosed in writing to the Lender.

4.7.10. No General Solicitation. None of Borrower or any of its Affiliates or any person acting on its behalf has engaged or will engage, in connection with the sale of the Subordinated Note, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

4.7.11. No Registration. It is not necessary in connection with the offer, sale and delivery of the Subordinated Note to the Lender to register the Subordinated Note under the 1933 Act.

4.8. Borrower Status.

4.8.1. Restrictions on Borrower. None of Borrower or any Subsidiary is a party, nor is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction materially and adversely affecting its financial condition, business or operations.

4.8.2. Non-Foreign Status. Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code or the regulations promulgated thereunder).

4.8.3. Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.8.4. No Burdensome Agreements. None of Borrower or any Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction (a) which presently has a material adverse affect upon the property, financial condition or business operations of Borrower or any Subsidiary, or (b) under or pursuant to which Borrower or any Subsidiary is or will be required to place (or under which any other Person may place) a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

4.9. No Misstatement. No information, exhibit, report, schedule or document furnished by Borrower to Lender in connection with the negotiation, execution or performance of this Agreement or the funding of the Facility contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

4.10. Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Transaction Document will be true and correct (a) on the date of this Agreement, (b) as of the date of the Disbursement, (c) as otherwise provided herein, and (d) as of the date of the quarterly compliance certificate delivered pursuant to Section 6.4 with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Facility and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Facility and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under any of the other Transaction Documents.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender as follows:

5.1. Compliance with Transaction Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under each and every one of the Transaction Documents.

5.2. Material Transactions.

5.2.1. Merger and Consolidation. Borrower shall not consolidate with or merge with any Person in a transaction in which Borrower is not the successor entity unless: (a) the successor entity which results from such consolidation or merger, if not Borrower (in which Borrower is not the successor entity, the “Surviving Entity”), (i) shall be a solvent FDIC-insured depository institution organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and (ii) shall have executed and delivered to the holder of the Subordinated Note its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Subordinated Note, and the due and punctual performance and observation of all of the covenants in the Subordinated Note, this Agreement and any other Transaction Document to be performed or observed by Borrower and shall furnish to such holder an opinion of counsel to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Entity enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of Borrower or any of its Subsidiaries as a result of such transaction as having been incurred by Borrower or such Subsidiary at the time of such transaction, no Event of Default or Unmatured Event of Default would exist.

5.2.2. Restricted Payments. If an Event of Default has occurred and is continuing, Borrower shall not (a) make loans or advances to any Affiliate or Subsidiary of Borrower, (b) make any payments of interest, principal or premium on, or repay, repurchase or redeem (i) any indebtedness of Borrower payable to any Affiliate or Subsidiary of Borrower, or (ii) except for trade payables incurred in the ordinary course of business, any other Indebtedness of Borrower that ranks equally with or junior to the Subordinated Note, (c) make any guarantee payments on any obligations that rank pari passu with or junior to the Subordinated Note, or (d) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, except for dividends to Parent for purposes of payment of Parent’s ordinary course of business expenses, including without limitation, payments on indebtedness related to trust preferred stock and subordinated debt and quarterly payments to Parent’s shareholders.

5.2.3. Capital Stock Matters. Borrower (or any permitted successor to Borrower) shall not cease to be a wholly owned direct or indirect subsidiary of Parent.

5.2.4. Other Matters. Borrower shall notify Lender of any of the following at least 10 days prior to the effectiveness thereof: (a) to the extent permitted by applicable law, the issuance, execution or adoption of any formal or informal (whether voluntary or involuntary) regulatory action with respect to Borrower or any Subsidiary at the request of any Governmental Agency; and (b) any material change in the capital structure of Borrower.

5.3. Business Operations.

5.3.1. Banking Practices. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to engage in any unsafe or unsound banking practices as determined by a Governmental Agency.

5.3.2. Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3.3. Insurance. At its sole cost and expense, Borrower will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower or a Subsidiary operates, including, without limitation, insurance for fire and other risks insured against by extended coverage, public liability insurance, workers’ compensation insurance and such additional bonds and insurance as may reasonably be requested by Lender. All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by prudent business persons.

5.4. Compliance with Laws.

5.4.1. Generally. Borrower shall comply and cause each Subsidiary to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Borrower and/or such Subsidiary.

5.4.2. Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to engage in any business or activity not permitted by all applicable laws and regulations.

5.4.3. Taxes. Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower or any Subsidiary. None of Borrower or any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of Borrower and such Subsidiary as are deemed adequate by Borrower.

5.4.4. ERISA. As soon as possible, and in any event within ten Business Days, after: (a) Borrower or any ERISA Affiliate knows that with respect to any Pension Plan, a “prohibited transaction,” (for which there exists no applicable administrative or statutory exemption), a “reportable event” that would require the plan administrator to notify the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4043, or any other event or condition which could subject Borrower or any ERISA Affiliate to material liability under ERISA or the Code; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or action taken by the Borrower or the Pension Benefit Guaranty Corporation to terminate, any Pension Plan; has or may have occurred. Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation. For purposes of this covenant, Borrower shall be deemed to have knowledge of all facts known by the ERISA fiduciaries of any affected plan of Borrower or any ERISA Affiliate.

5.4.5. Corporate Existence. Except as otherwise permitted by this Agreement, Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Subsidiaries and its and their rights and franchises, and comply with all related laws applicable to Borrower or the Subsidiaries.

5.5. Lender Expenses. Whether or not the Disbursement is made, Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation, all costs and expenses incurred in connection with the preparation, negotiation and execution of the Transaction Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Subordinated Note or the other Transaction Documents, including, without limitation, Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by Lender, provided that such expenses shall not exceed $45,000 in the aggregate, and (b) pay and save Lender and all other holders of the Subordinated Note harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Subordinated Note or the other Transaction Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Subordinated Note or the other Transaction Documents (excluding, in each case, taxes calculated based upon the income of Lender), (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender. The obligations of Borrower under this Section 5.5 shall survive the repayment in full of the Subordinated Note.

5.6. Subordinated Debt. If the Subordinated Debt ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed by the FDIC on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, Borrower shall: (a) immediately notify Lender; and (b) immediately upon request of Lender execute and deliver all such agreements (including, without limitation, amendments hereto and replacement notes) as may be reasonably required in order to qualify the Subordinated Debt as Tier 2 Capital under applicable regulations; provided, however, that if Lender and Borrower are unable to revise the terms hereof to the satisfaction of regulatory agencies having jurisdiction over the Borrower to qualify the Subordinated Debt as Tier 2 Capital after taking all reasonable efforts to do so, Lender and Borrower agree to do all things required for the reclassification of the Subordinated Debt as a senior obligation of Borrower. For the avoidance of doubt, Borrower acknowledges that “reasonable efforts” to qualify as Tier 2 Capital under this Section 5.6 shall in no way obligate Lender to agree to terms materially disadvantageous to those set forth herein as of the date hereof.

5.7. Inspection Rights. Borrower shall permit and cause the Subsidiaries to permit Lender, through Lender’s employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower and any Subsidiary at such times as Lender reasonably may request. Lender shall maintain information furnished to it by Borrower under this Agreement in accordance with its usual and customary practices and procedures relating to confidential information provided by customers to Lender. Accordingly, Lender shall use information furnished to it by Borrower under this Agreement only to facilitate the debtor-creditor relationship between the parties contemplated in this Agreement.

6. REPORTING. Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:

6.1. Annual. Within 90 days after the close of each fiscal year of Borrower, or within such further time as Lender may permit, consolidated and consolidating audited financial statements for Parent, Borrower and the Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein. Such financial statements shall be accompanied by the unqualified opinion of Borrower’s Accountant or other independent certified public accountants acceptable to Lender.

6.2. Quarterly. Within 45 days after the close of each quarterly period of each fiscal year of Borrower, or within such further time as Lender may permit, (a) the call reports filed by Borrower with state or federal bank regulatory agencies and (b) the dollar amounts of loans appearing as delinquent, classified or assets requiring special attention appearing on internally prepared “watch lists” or other reports of Borrower.

6.3. Securities Filings. As soon as practicable, but in any event not more than three Business Days after any such filings shall be made with the Securities and Exchange Commission or any exchange or market on which the capital stock of Parent may be traded, all reports or other filings made by Parent, pursuant to the Securities Exchange Act of 1934, as amended or recodified, or otherwise. The deliveries required under this Section 6.3 shall be deemed to have been made if Borrower places Lender on its investor list and Lender receives the above-referenced filings by electronic mail in the ordinary course of business at the same time as other parties on the investor list.

6.4. Compliance Certificate. Borrower shall furnish Lender, at the same time as it furnishes the quarterly financial reports referred to in Section 6.2, a quarterly compliance certificate in the form attached as Exhibit C hereto. Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof.

6.5. Copies of Other Reports and Correspondence. To the extent permitted by law, promptly after same are available, copies of each of the following: (a) each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower; (b) all annual, regular, periodic and special reports and registration statements which Borrower or any Subsidiary may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange; (c) each Uniform Bank Performance Report with respect to Borrower; (d) if an Event of Default has occurred and is continuing, all written reports presented to the board of directors of Borrower, as Lender may from time to time reasonably request; and (e) promptly upon receipt thereof, one copy of each written audit report submitted to Parent by Borrower’s Accountant.

6.6. Proceedings. To the extent permitted by applicable law, immediately after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or any Subsidiary; provided, however, Borrower shall not be obligated to provide such notice in connection with ordinary course of business litigation not involving the FDIC, applicable state regulatory agencies or FRB, which, if adversely decided, would not have a material adverse effect on the financial condition or operations of Borrower.

6.7. Event of Default; Material Adverse Change. Promptly after the occurrence thereof, notice of any other matter which has resulted in, or could reasonably be expected to result in, an Unmatured Event of Default, an Event of Default or a materially adverse change in the financial condition, business or operations of Borrower or any Subsidiary, so long as delivery of such notice is not prohibited by applicable laws and regulations.

6.8. Issuance of Borrower Capital Stock. An amended Section 4.1.2 of the Disclosure Schedule in the event that Borrower issues any capital stock as provided in Section 4.1.2.

6.9. Other Information Requested by Lender. Such other information concerning the business, operations, financial condition and regulatory status of Borrower or any Subsidiary as Lender may from time to time reasonably request, so long as such information is not confidential or related solely to a customer of Borrower or any Subsidiary.

7. FINANCIAL COVENANT. Borrower shall maintain such capital as may be necessary to cause Borrower to be classified at all times as “well capitalized”, in accordance with the rules and regulations of its primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 6.

8. BORROWER’S DEFAULT.

8.1. Borrower’s Defaults and Lender’s Remedies.

8.1.1. Events of Default. Notwithstanding any cure periods described below, Borrower will, to the extent permitted by applicable law, immediately notify Lender in writing when Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether Borrower has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Agreement:

8.1.1.1. Borrower fails to pay when due any principal of or installment of interest on the Subordinated Note; or

8.1.1.2. Borrower fails to pay, when due, any amount payable under this Agreement, the Subordinated Note (other than principal or interest) or any other Transaction Document, and such failure continues for a period of five Business Days after notice thereof from Lender to Borrower; or

8.1.1.3. Borrower fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8.1 and such failure continues for a period of ten days after notice thereof from Lender to Borrower; or

8.1.1.4. Any “Event of Default” or “Default” as defined under, or a default or breach in any respect by Borrower of any representation, warranty, covenant or agreement under, any of the Transaction Documents occurs; or

8.1.1.5. Any certification made pursuant to this Agreement by Borrower or otherwise made in writing in connection with or as contemplated by this Agreement or any of the other Transaction Documents by Borrower shall be materially incorrect or false as of the delivery date of such certification, or any representation to Lender by Borrower as to the financial condition or credit standing of Borrower is or proves to be false or misleading; or

8.1.1.6. The dissolution of Borrower; or

8.1.1.7. Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the Transaction Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

8.1.1.8. The filing of formal charges by any governmental or quasi-governmental entity, including, without limitation, the issuance of an indictment, under a RICO Related Law against Borrower or any Affiliate of Borrower; or

8.1.1.9. Final judgment or judgments for the payment of no less than $10,000,000 in the aggregate is or are outstanding against Borrower or against any of its property or assets, and any one or more of such judgments equal to no less than $10,000,000 in the aggregate has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

8.1.1.10. Borrower is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Borrower; or

8.1.1.11. Borrower or any Subsidiary (a) becomes insolvent or is unable to pay its debts as they mature, (b) makes an assignment for the benefit of creditors, (c) admits in writing its inability to pay its debts as they mature, or (d) suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower or any Subsidiary is applied for or appointed, and if appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within 30 days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

8.1.1.12. If, pursuant to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to Borrower, (a) any proceedings involving Borrower are commenced by or against Borrower, or (b) a trustee of any substantial part of the assets of Borrower is applied for or appointed, and Borrower by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within 30 days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

8.1.1.13. Borrower applies for, consents to or acquiesces in the appointment of a receiver or conservator for itself, or in the absence of such application, consent or acquiescence, a receiver or conservator is appointed for Borrower; or

8.1.1.14. Fifteen days after notice thereof, Borrower or any Subsidiary continues to be in default in any payment of principal or interest for any other obligation, in the performance of any other term, condition or covenant contained in any agreement (including, without limitation, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis) under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity if the aggregate amount that becomes due in such manner is in excess of $5,000,000.

8.1.1.15. Borrower shall have been in material breach of any of the representations and warranties set forth in Section 4 hereof as of the date of this Agreement, which if capable of being cured, is not cured within the thirty day period beginning after notice thereof from Lender to Borrower.

8.1.2. Lender’s Remedies. Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Transaction Document, to do any or all of the following, concurrently or successively, without notice to Borrower:

8.1.2.1. Subject to Section 8.1.2.3, solely pursuant to Sections 8.1.1.6, 8.1.1.11, 8.1.1.12, or 8.1.1.13, declare the Subordinated Note to be, and it shall thereupon become, immediately due and payable, subject to approval by Governmental Agencies, as applicable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subordinated Note to the contrary notwithstanding; or

8.1.2.2. Exercise all of its rights and remedies at law or in equity, other than right to accelerate, which is restricted to Section 8.1.2.1.

8.1.2.3. If Borrower ceases or elects to cease to be subject to the supervision and regulations of the FDIC or similar regulatory authority overseeing bank, thrift, savings and loan or financial holding companies or similar institutions requiring specifications for the treatment of capital similar in nature to the capital adequacy guidelines under the FDIC rules and regulations, then the Lender may declare the Subordinated Note to be, and it shall thereupon become, immediately due and payable upon the occurrence of any Event of Default set forth in Section 8.1.1.

8.2. Other Remedies. Nothing in this Article 8 is intended to restrict Lender’s rights under any of the other Transaction Documents, other related documents, or at law or in equity, and Lender may exercise such rights and remedies as and when they are available.

8.3. No Lender Liability. To the extent permitted by law. Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

8.4. Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s fees and expenses including, without limitation, reasonable attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Transaction Documents or other related documents.

9. MISCELLANEOUS.

9.1. Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Facility and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct and gross negligence. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of the Subordinated Note, unless Borrower establishes that the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose primarily by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

9.2. Assignment and Participation. Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder. With the prior written consent of Borrower, not to be unreasonably withheld or delayed, Lender may also assign all or any part of the Facility and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Transaction Documents and other related documents, and (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Transaction Documents (including, without limitation, the obligation to fund the Assignee Lender’s share of the Facility) and other related documents. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new subordinated note, as applicable (for delivery to the relevant Assignee Lender), in the form of Exhibit A hereto but substituting Assignee Lender’s name and evidencing such Assignee Lender’s assigned portion of the Facility and a replacement subordinated note, as applicable, in the principal amount of the Facility retained by Lender (such subordinated note to be in exchange for, but not in payment of, the subordinated note then held by Lender). Such subordinated note shall be dated the date of the predecessor Subordinated Note. Lender shall mark the predecessor Subordinated Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Subordinated Note evidenced by the new subordinated note, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Subordinated Note evidenced by the replacement subordinated note shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the subordinated note and paid at the same time or times provided in the predecessor Subordinated Note and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Facility; provided that such prospective Assignee Lender agrees to accept such financial and other information subject to the same obligations of confidentiality applicable to Lender under this Agreement and further agrees to utilize such information solely in connection with its determination to participate in and/or purchase the Subordinated Debt. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Transaction Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

Should the Facility be subsequently held by three (3) or more unaffiliated parties, the Borrower and Lender agree to enter into an agreement with US Bank, National Association, or such other entity mutually acceptable to Borrower and Lender (the “Servicing Agent”), pursuant to which the Servicing Agent will receive each quarterly interest payment from the Borrower and distribute such payment to the respective holders of the Facility.

9.3. Prohibition on Assignment. Unless otherwise directed by the FDIC or the Texas Department of Banking, Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or by operation of law.

9.4. Time of the Essence. Time is of the essence of this Agreement.

9.5. No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of the Subordinated Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

9.6. Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

9.7. Usury; Revival of Liabilities. All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Texas. If Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender (whether or not then due and payable) and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

9.8. Notices. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Sterling Bank 2550 North Loop West, Suite 600 Houston, Texas 77092 Attn: James W. Goolsby, Jr. Telephone No.: (713) 507-2397 Fax No.: (713) 466-3117

if to Lender:

Brian Harrer

Senior Vice President

U.S. Bank Capital Markets

Mail Station: BC-MN-H03R (3rd floor)

800 Nicollet Mall, Minneapolis, MN 55402

(phone) 612-303-3522

(fax) 612-303-2260 E-Mail Address:

BRIAN.HARRER@usbank.com

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier, or if by facsimile, the date contained in the fax confirmation.

9.9. Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

9.10. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

9.11. Brokerage Commissions. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, lost profits, demands, litigation, defenses, costs, judgments, suits, proceedings, damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses), consequential or otherwise, which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of its Affiliates in connection with, arising out of or relating to any claim of a broker’s or finder’s fee against Lender or any person or entity in connection with the transaction herein contemplated arising out of or relating to Borrower’s or Lender’s action or inaction, unless such broker’s or finder’s fee is as a result of a contractual relationship between Lender and a broker or finder.

9.12. Publicity. Neither party shall publicize the Facility without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

9.13. Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

9.14. Entire Agreement. This Agreement and the Disclosure Schedule and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. Neither party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement.

9.15. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

9.16. Forum; Agent; Venue. To induce Lender to accept this Agreement and the other Transaction Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Transaction Documents shall be litigated only in courts having situs within the City of Houston, Harris County, Texas. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

9.17. No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.18. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.19. Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.20. Knowledge; Discretion. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the best knowledge of the executive officers of Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its commercially reasonable discretion or judgment.

9.21. Lender Investment Representations. Lender is acquiring the Subordinated Note for its own account for investment and not with a view toward resale or redistribution in a manner which would require registration under the 1933 Act, or the securities laws of any state, and Lender does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause it to transfer the Subordinated Note or any part thereof or interest therein. Lender has not offered or sold the Subordinated Note or any part thereof or interest therein, and has no present intention of participating the Subordinated Note with others or of reselling or otherwise disposing of the Subordinated Note or any part thereof or interest therein either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance. Lender acknowledges that (i) its investment in the Subordinated Note involves a substantial degree of risk and (ii) it understands that the purchase of the Subordinated Note is an illiquid investment. Lender acknowledges that Borrower has made available to Lender the opportunity to evaluate the merits and risks associated with ownership of the Subordinated Note, including information related to the financial position and results of operations of Borrower and its Subsidiaries. Specifically, Lender acknowledges receipt of Borrower Financial Statements and Lender has had access to officers of Borrower to make such further inquiry as Lender has deemed appropriate. Lender further acknowledges that there can be no assurance that the results of Borrower’s operations will be as contained in any of the information provided to Lender. Lender represents that it has made other investments of a similar nature or, by reason of Lender’s business and financial experience and of the business and financial experience of those persons it has retained to advise it with respect to its purchase and ownership of the Subordinated Note, it is a sophisticated, well-informed investor and has acquired the capacity to protect its own interest in investments of this nature. In reaching the conclusion that it desires to acquire the Subordinated Note, Lender has carefully evaluated its financial resources and investment position, and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment.

9.22. Confidentiality. Lender agrees that it will keep confidential any information furnished to it by Borrower in connection with the transactions contemplated by this Agreement, except to the extent that such information (i) was already known to Lender and was received from a source other than Borrower, or Borrower’s directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by Borrower or its agent or representative, or (iii) is required to be disclosed to any Governmental Authority, or is otherwise required to be disclosed by law, Lender agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement.

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WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE SUBORDINATED NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

STERLING BANK

By:	/s/ J. Downey Bridgwater
Name:	J. Downey Bridgwater
Title:	Chairman, President & CEO

USB CAPITAL RESOURCES, INC.

By:	/s/ Brian Harrer
Name:	Brian Harrer
Title:	SVP

(1) Sterling Bank	S-1